Exhibit 99.1

Walker & Dunlop Grows Total Transaction Volume 91% to Record $11.4 Billion

Generating Diluted Earnings Per Share of $1.49

FIRST QUARTER 2020 HIGHLIGHTS

•	Record total transaction volume of $11.4 billion, up 91% from Q1’19
•	Record total revenues of $234.2 million, up 25% from Q1’19
•	Net income of $47.8 million and diluted earnings per share of $1.49, up 8% and 7%, respectively from Q1’19
•	Adjusted EBITDA[1] of $64.1 million, down 4% from Q1’19
•	Servicing portfolio of $94.8 billion at March 31, 2020, up 8% from March 31, 2019
•	Cash and cash equivalents of $205.3 million as of March 31, 2020
•	Declared dividend of $0.36 per share for the quarter

Bethesda, MD – May 6, 2020 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) reported first quarter 2020 total revenues of  $234.2 million, a quarterly record and an increase of 25% over the first quarter of 2019. Net income for the first quarter of 2020 was $47.8  million, or $1.49 per diluted share, up 8% and 7%, respectively, from the first quarter of last year. During the quarter, the Company recorded a provision expense of $23.6 million related to the COVID-19 pandemic and its expected impacts on future losses in the servicing portfolio, resulting in a $0.54 reduction in diluted earnings per share. First quarter  total transaction volume grew 91% from the prior-year quarter to a record  $11.4 billion, including the largest transaction in Company history, with debt financing volume up 84% and property sales volume up 148%.

Willy Walker, Chairman and CEO commented, “The investments we have made over the past several years all came together in the first quarter of 2020 to produce outstanding financial results, including record total transaction volume of $11.4 billion, up 91% over the first quarter of last year, and diluted earnings per share of $1.49, up 7% over last year, even after accounting for a $0.54 per share charge related to our provision for potential future losses.”

Mr. Walker continued, “The COVID-19 pandemic has dramatically changed the underlying fundamentals of the U.S. economy, and since the crisis began to take hold in the U.S., we have been actively managing the risks to our business. While property sales activity has slowed significantly and many commercial real estate capital sources have pulled out of the market, Fannie Mae, Freddie Mac, and HUD remain very active, and we continue to benefit from a strong pipeline of transactions.  Just last week we closed the largest transaction in Walker & Dunlop’s history, a credit facility of over $2 billion on a portfolio of workforce housing properties in the Mid-Atlantic region. Walker & Dunlop is one of the very largest Agency lenders in the country, and our team has not skipped a beat in closing financings and guiding our clients through this challenging period. We feel very good about the credit risk in our portfolio – it is 100% multifamily properties, and almost all loans were low leverage with significant cash flow prior to the crisis. Vision 2020, our plan to build the premier commercial real estate finance company in the United States, is very much still intact, and we will continue to execute on that plan while meeting the needs of our clients over the coming months and quarters.”

First quarter 2020 Earnings Release

FIRST QUARTER 2020 OPERATING RESULTS

TRANSACTION VOLUMES
(dollars in thousands)	Q1 2020	Q1 2019	$ Variance	% Variance
Fannie Mae	$4,171,491	$1,982,810	$2,188,681	110%
Freddie Mac	997,796	1,573,634	(575,838)	(37)
Ginnie Mae - HUD	354,687	178,258	176,429	99
Brokered	3,993,885	1,434,129	2,559,756	178
Principal Lending and Investing[2]	107,950	75,862	32,088	42
Debt financing volume	$9,625,809	$5,244,693	$4,381,116	84%
Property sales volume	1,730,617	696,611	1,034,006	148
Total transaction volume	$11,356,426	$5,941,304	$5,415,122	91%

Discussion of Results:

•

During the first ten weeks of the first quarter of 2020, we saw high demand for debt financing and a very strong commercial real estate transaction market driven by strong macro conditions and low interest rates.  In mid-March, the spread of the COVID-19 pandemic materially changed the macroeconomic environment, and overall commercial real estate transaction volume slowed, particularly for debt brokerage and property sales transactions.

•

Our first quarter volumes with Fannie Mae,  Freddie Mac and HUD reflected an active multifamily financing market due to strong demand for multifamily financing and a low interest rate environment.  The overall demand for our Agency loan products remained steady in the latter half of March despite the macroeconomic disruption caused by COVID-19. During the quarter, we originated the largest transaction in Company history, a Fannie Mae portfolio of over $2 billion, that contributed to record Fannie Mae volume.

•

Increased brokered volume in the first quarter of 2020 reflects the growth in our team of bankers, the strong market demand for all commercial real estate property types at the beginning of the year, and consistent execution by our team.

•

The increase in principal lending and investing volume, which includes interim loans, originations for JCR separate accounts, and joint venture bridge lending, was primarily due to a year-over-year increase in interim loans originated for our bridge lending joint venture. We did not originate any loans for our own balance sheet during the first quarter of 2020.

•

The growth in property sales volume was the result of the investments we have made to expand the number of property sales brokers on the platform, coupled with strong investor demand for multifamily assets during the first ten weeks of the quarter.

MANAGED PORTFOLIO
(dollars in thousands)	Q1 2020	Q1 2019	$ Variance	% Variance
Fannie Mae	$41,166,040	$36,835,756	$4,330,284	12%
Freddie Mac	32,191,699	31,367,939	823,760	3
Ginnie Mae - HUD	9,750,696	9,986,488	(235,792)	(2)
Brokered	11,326,492	9,227,409	2,099,083	23
Principal Lending and Investing	387,314	274,090	113,224	41
Total servicing portfolio	$94,822,241	$87,691,682	$7,130,559	8%
Assets under management	2,001,984	1,427,334	574,650	40
Total Managed Portfolio	$96,824,225	$89,119,016	$7,705,209	9%
Weighted-average servicing fee rate (basis points)	23.3	24.0
Weighted-average remaining servicing portfolio term (years)	9.5	9.8

First quarter 2020 Earnings Release

Discussion of Results:

•	Our servicing portfolio has experienced steady growth over the past year due to our significant debt financing volumes and relatively few maturities and prepayments.
•

During the first quarter of 2020, we added $1.6 billion of net loans to our servicing portfolio, and over the past 12 months, we added $7.1 billion of net loans to our servicing portfolio, 72% of which were Fannie Mae and Freddie Mac loans.

•	Only $4.5 billion of Agency loans in our servicing portfolio, with a weighted-average servicing fee of 25.8 basis points, are scheduled to mature over the next two years.
•

The decrease in the weighted-average servicing fee was due primarily to a lower weighted-average servicing fee on our new Fannie Mae debt financing volume than on the Fannie Mae loans that have matured or prepaid over the past year. However, this impact was slightly offset during the first quarter by an increase in the servicing fee margin on Fannie Mae debt financing volume.

•	We added net mortgage servicing rights (“MSRs”) of $3.7 million in the quarter and $44.5 million over the past 12 months.
•	The MSRs associated with our servicing portfolio had a fair value of $868.4 million as of March 31, 2020, compared to $867.8 million as of March 31, 2019.
•

Assets under management (AUM) as of March 31, 2020 consisted of $1.2 billion of loans and funds managed by our registered investment adviser, JCR Capital Investment Corporation, and $0.8 billion of loans we manage for our interim lending joint venture and for an affiliate of Blackstone Mortgage Trust. The year-over-year increase in AUM is related to both JCR Capital’s fundraising activity over the past 12 months and growth in the interim lending joint venture.

•

For most of the loans we service under the Fannie Mae DUS program and for loans under Ginnie Mae’s program, should a borrower fail to make debt service payments, we are obligated to advance the principal and interest and guaranty fees, and we will be reimbursed by either Fannie Mae or Ginnie Mae. At the end of April, the first month principal and interest payments were due following the onset of COVID-19 in the U.S., we had $1.6 million of outstanding advances under our Fannie Mae and HUD servicing agreements. We are not obligated to make advances for any of the other loan types that we service.

•

On May 5, 2020, we received a commitment from one of our warehouse lending banks to create a $100.0 million sublimit to our Agency warehouse line that would be used to fund our advances of principal and interest payments related to our Fannie Mae portfolio. The facility would provide 90% of the principal and interest advance payment and will be collateralized by Fannie Mae’s commitment to repay the advance. Completion of the facility is subject to final documentation, consent of the majority of holders of our term loan, and approval from Fannie Mae.

First quarter 2020 Earnings Release

REVENUES
(dollars in thousands)	Q1 2020	Q1 2019	$ Variance	% Variance
Loan origination and debt brokerage fees, net	$76,373	$57,797	$18,576	32%
Fair value of expected net cash flows from servicing, net	68,000	40,938	27,062	66
Servicing fees	55,434	52,199	3,235	6
Net warehouse interest income, LHFS	1,492	29	1,463	5,045
Net warehouse interest income, LHFI	4,003	6,992	(2,989)	(43)
Escrow earnings and other interest income	10,743	14,068	(3,325)	(24)
Property sales broker fees	9,612	4,541	5,071	112
Other revenues	8,500	10,873	(2,373)	(22)
Total revenues	$234,157	$187,437	$46,720	25%
Key revenue metrics (as a percentage of debt financing volume):
Origination related fees[3]	0.79%	1.11%
Gains attributable to MSRs[3]	0.71	0.79
Gains attributable to MSRs - Agency loans[4]	1.23	1.10

Discussion of Results:

•	The increase in loan origination and debt brokerage fees was primarily the result of the 84% increase in overall debt financing volume.
•	A substantial increase in Fannie Mae debt financing volume, including a $2 billion portfolio, led to the increase in the fair value of expected net cash flows from servicing, net.
•

The $7.1 billion net increase in the servicing portfolio over the past 12 months was the principal driver of the growth in servicing fees year over year, partially offset by the decline in the servicing portfolio’s weighted-average servicing fee.

•

The increase in net warehouse interest income from loans held for sale (“LHFS”) was due to a higher net interest margin year over year partially offset by a decrease in the average balance of LHFS outstanding.

•

The decrease in net warehouse interest income from loans held for investment (“LHFI”) was primarily due to a  lower spread earned on the LHFI outstanding,  as a larger percentage of our LHFI outstanding in 2019 was funded fully with corporate cash.

•

Escrow earnings and other interest income decreased due to a year-over-year decrease in short-term interest rates, upon which our earnings rates are based, partially offset by an increase in the average escrow balance.

•	The increase in property sales broker fees was primarily the result of the large increase in property sales volume year over year.

First quarter 2020 Earnings Release

EXPENSES
(dollars in thousands)	Q1 2020	Q1 2019	$ Variance	% Variance
Personnel	$89,525	$71,631	$17,894	25%
Amortization and depreciation	39,762	37,903	1,859	5
Provision (benefit) for credit losses	23,643	2,675	20,968	784
Interest expense on corporate debt	2,860	3,652	(792)	(22)
Other operating expenses	18,090	15,492	2,598	17
Total expenses	$173,880	$131,353	$42,527	32%
Key expense metrics (as a percentage of total revenues):
Personnel expenses	38%	38%
Other operating expenses	8	8

Discussion of Results:

•

The growth in personnel expenses was largely the result of a 14% increase in average headcount and associated salaries and benefits, as we continued to scale our business through strategic acquisitions and organic hiring, and an  increase in commissions expense driven by a significant increase in total transaction volume.

•	Amortization and depreciation increased primarily due to the growth in the average balance of MSRs outstanding year over year.
•

The substantial increase in provision for credit losses was primarily related to the macroeconomic deterioration that resulted from the COVID-19 pandemic and its potential impacts on expected future losses in our at risk servicing portfolio. During the quarter, the Company adopted the current expected credit loss (CECL) accounting standard.

•	The increase in other operating expenses stemmed primarily from increased office costs due to an increase in our average headcount year over year.

KEY PERFORMANCE METRICS
(dollars in thousands, except per share amounts)	Q1 2020	Q1 2019	$ Variance	% Variance
Walker & Dunlop net income	$47,829	$44,218	$3,611	8%
Adjusted EBITDA	64,129	66,684	(2,555)	(4)
Diluted EPS	$1.49	$1.39	$0.10	7%
Operating margin	26%	30%
Return on equity	19	20

Discussion of Results:

•	The increase in net income was the result of a 7% increase in income from operations, inclusive of the aforementioned 784% increase in provision for credit losses.
•

The decrease in adjusted EBITDA was primarily driven by the increases in personnel and other operating expenses and decreases in net warehouse interest income and escrow earnings, partially offset by increases in loan origination fees and servicing fees.

First quarter 2020 Earnings Release

KEY CREDIT METRICS
(dollars in thousands)	Q1 2020	Q1 2019	$ Variance	% Variance
At risk servicing portfolio[5]	$37,864,262	$33,438,052	$4,426,210	13%
Maximum exposure to at risk portfolio[6]	7,729,120	6,985,874	743,246	11
Defaulted loans	$48,481	$20,981	$27,500	131%
Key credit metrics (as a percentage of the at risk portfolio):
Defaulted loans	0.13%	0.06%
Allowance for risk-sharing	0.17	0.02
Key credit metrics (as a percentage of maximum exposure):
Allowance for risk-sharing	0.83%	0.10%

Discussion of Results:

•

Our at risk servicing portfolio, which is comprised of loans subject to a defined risk-sharing formula, increased due to the significant level of Fannie Mae volume during the past 12 months. There were two defaulted loans in our at risk servicing portfolio as of March 31, 2020 which defaulted and were provisioned for during the first and fourth quarters of 2019. Both properties have been foreclosed on and final settlement of any losses will occur in the future upon disposition of the assets by Fannie Mae.

•

Pursuant to the Coronavirus Aid, Relief, and Economic Security (CARES) Act, Fannie Mae instituted a mortgage forbearance program in April in response to the COVID-19 crisis. Under the terms of the forbearance program, borrowers impacted by COVID-19 can request that debt service payments be deferred for a period of up to three months, after which the deferred payments must be repaid over a 12-month period. As of April 30, 2020, we had granted COVID-19-related forbearance on 5  loans in our at risk servicing portfolio with an aggregate outstanding unpaid principal balance of  $91.9 million.

•

The allowance for risk-sharing as a percentage of the at risk portfolio increased substantially due to the $31.6 million increase to the allowance stemming from the adoption of CECL on January 1, 2020 and the  $22.5 million provision for risk sharing obligations in the first quarter of 2020 based on our forecast of an increase in short term future losses as a result of the COVID-19 crisis.

•

The on-balance sheet interim loan portfolio, which is comprised of loans for which the Company has full risk of loss, was $387.3 million at March 31, 2020, compared to $274.1 million at March 31, 2019. There was one defaulted loan in our interim loan portfolio at March 31, 2020, which defaulted and was provisioned for during the first quarter of 2019. All other loans in the on-balance sheet interim loan portfolio are current and performing as of March 31, 2020.  The Company recorded an additional provision expense of $1.1 million for our on-balance sheet interim loan portfolio based on the increase in the near-term loss forecast stemming from the COVID-19 crisis. The interim loan joint venture holds $731.4 million of loans as of March 31, 2020, for which the Company indirectly shares in a small portion of the risk of loss. All loans in the interim loan joint venture are current and performing as of March 31, 2020.

DIVIDENDS AND SHARE REPURCHASES

Based upon our first quarter 2020 financial performance, strong cash position, and projected future liquidity needs, on May 5, 2020, our Board of Directors declared a dividend of $0.36 per share for the second quarter of 2020. The dividend will be paid June 5, 2020 to all holders of record of our restricted and unrestricted common stock as of May 20, 2020.

During the first quarter of 2020, the Company’s Board of Directors approved a new stock repurchase program that permits the repurchase of up to $50.0 million of the Company’s common stock over a 12-month period beginning on February 11, 2020. During the first quarter of 2020, the Company repurchased 0.2 million shares of its common stock under the share repurchase program at a weighted average price of $63.58 per share and immediately retired the shares, reducing stockholders’ equity by $10.2 million. As of March 31, 2020, the Company had $39.8 million of authorized share repurchase capacity remaining under the 2020 share repurchase

First quarter 2020 Earnings Release

program. The first quarter share repurchases were made prior to the escalation of the COVID-19 crisis and future purchases are unlikely until the impacts of the crisis on the economy and the Company’s liquidity are better understood.

Any future purchases made pursuant to the share repurchase program will be made in the open market or in privately negotiated transactions from time to time as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The repurchase program may be suspended or discontinued at any time.

1  Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance.  For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metric Reconciliation to GAAP.”

2  Includes debt financing volumes from our interim loan platform, our interim loan joint venture, and JCR separate accounts.

3  Excludes the income and debt financing volume from Principal Lending and Investing.

4  The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.

5  At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

6  Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Wednesday, May 6, 2020 at 8:30 a.m. Eastern time. Listeners can access the webcast via the link:  https://walkerdunlop.zoom.us/webinar/register/WN_c3hs7keESvKlooPmRbzrKQ or by dialing +1 408 901 0584, Webinar ID 927 4787 6710, Password 976334. Presentation materials related to the conference call will be posted to the Investor Relations section of the Company’s website prior to the call. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate finance companies in the United States. The Company provides a comprehensive range of capital solutions for all commercial real estate asset classes, as well as investment sales brokerage services to owners of multifamily properties. Walker & Dunlop is included on the S&P SmallCap 600 Index and was ranked as one of FORTUNE Magazine’s Fastest Growing Companies in 2014, 2017, and 2018. Walker & Dunlop’s 850+ professionals in 40 offices across the nation have an unyielding commitment to client satisfaction.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses adjusted EBITDA, a non-GAAP financial measure. The presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, and amortization and depreciation, adjusted for provision (benefit) for credit losses net of write-offs, stock-based incentive compensation charges, and non-cash revenues such as the fair value of expected net cash flows from servicing, net. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

First quarter 2020 Earnings Release

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans and for benchmarking performance externally against competitors. We believe that this non-GAAP measure, when read in conjunction with the Company's GAAP financials, provides useful information to investors by offering.

•	the ability to make more meaningful period-to-period comparisons of the Company's on-going operating results;
•	the ability to better identify trends in the Company's underlying business and perform related trend analyses; and
•	a better understanding of how management plans and measures the Company's underlying business.

We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with net income. For more information on adjusted EBITDA, refer to the section of this press release below titled “Adjusted Financial Metric Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans, or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) the impact of the COVID-19 pandemic on the Company’s business, results of operations, and financial condition, including due to its principal and interest advance obligations on Fannie Mae and Ginnie Mae loans it services, and the domestic economy, (2) general economic conditions and multifamily and commercial real estate market conditions, (3) regulatory and/or legislative changes to Freddie Mac, Fannie Mae or HUD, (4) our ability to retain and attract loan originators and other professionals, and (5) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled ''Risk Factors" in our most recent Annual Report on Form 10-K and any updates or supplements in our most-recent Quarterly Report on Form 10-Q and our other filings with the SEC. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Kelsey Duffey	Susan Weber
Vice President, Investor Relations	Chief Marketing Officer
Phone 301.202.3207	Phone 301.215.5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com
Phone 301.215.5500 7501 Wisconsin Avenue, Suite 1200E Bethesda, Maryland 20814

First quarter 2020 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

Unaudited

	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
(in thousands)
Assets
Cash and cash equivalents	$205,309	$120,685	$65,641	$74,184	$109,862
Restricted cash	30,745	8,677	9,138	15,454	17,561
Pledged securities, at fair value	121,495	121,767	120,302	119,289	117,566
Loans held for sale, at fair value	1,186,577	787,035	1,259,075	1,302,938	1,226,380
Loans held for investment, net	454,213	543,542	454,430	432,593	471,561
Mortgage servicing rights	722,486	718,799	697,350	688,027	677,946
Goodwill and other intangible assets	247,257	182,959	183,122	183,286	183,449
Derivative assets	158,233	15,568	25,554	22,420	27,605
Receivables, net	52,185	52,146	56,149	51,982	52,643
Other assets	133,475	124,021	110,240	104,044	84,320
Total assets	$3,311,975	$2,675,199	$2,981,001	$2,994,217	$2,968,893

Liabilities
Warehouse notes payable	$1,305,846	$906,128	$1,263,036	$1,313,955	$1,335,461
Note payable	293,371	293,964	294,255	294,840	295,425
Guaranty obligation, net	55,758	54,695	52,656	51,414	49,376
Allowance for risk-sharing obligations	64,110	11,471	7,256	7,964	6,682
Derivative liabilities	172,623	36	17,726	35,122	29,891
Performance deposits from borrowers	29,575	7,996	8,711	14,737	17,471
Other liabilities	347,377	358,624	335,119	311,950	306,515
Total liabilities	$2,268,660	$1,632,914	$1,978,759	$2,029,982	$2,040,821

Equity
Preferred shares	$—	$—	$—	$—	$—
Common stock	303	300	300	300	300
Additional paid-in capital	236,007	237,877	231,297	227,621	223,742
Accumulated other comprehensive income (loss)	(1,181)	737	1,015	892	226
Retained earnings	801,139	796,775	763,195	730,562	698,894
Total stockholders’ equity	$1,036,268	$1,035,689	$995,807	$959,375	$923,162
Noncontrolling interests	7,047	6,596	6,435	4,860	4,910
Total equity	$1,043,315	$1,042,285	$1,002,242	$964,235	$928,072
Commitments and contingencies	—	—	—	—	—
Total liabilities and equity	$3,311,975	$2,675,199	$2,981,001	$2,994,217	$2,968,893

First quarter 2020 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

Unaudited

	Quarterly Trends

(in thousands, except per share amounts)	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
Revenues
Loan origination and debt brokerage fees, net	$76,373	$69,921	$65,144	$65,610	$57,797
Fair value of expected net cash flows from servicing, net	68,000	47,771	50,785	41,271	40,938
Servicing fees	55,434	55,126	54,219	53,006	52,199
Net warehouse interest income	5,495	6,095	6,172	6,411	7,021
Escrow earnings and other interest income	10,743	12,988	15,163	14,616	14,068
Other revenues	18,112	25,289	20,784	19,411	15,414
Total revenues	$234,157	$217,190	$212,267	$200,325	$187,437

Expenses
Personnel	$89,525	$97,082	$93,057	$84,398	$71,631
Amortization and depreciation	39,762	39,552	37,636	37,381	37,903
Provision for credit losses	23,643	4,409	(772)	961	2,675
Interest expense on corporate debt	2,860	3,292	3,638	3,777	3,652
Other operating expenses	18,090	14,881	19,393	16,830	15,492
Total expenses	$173,880	$159,216	$152,952	$143,347	$131,353
Income from operations	$60,277	$57,974	$59,315	$56,978	$56,084
Income tax expense	12,672	15,019	15,246	14,832	12,024
Net income before noncontrolling interests	$47,605	$42,955	$44,069	$42,146	$44,060
Less: net income (loss) from noncontrolling interests	(224)	39	26	(50)	(158)
Walker & Dunlop net income	$47,829	$42,916	$44,043	$42,196	$44,218
Other comprehensive income (loss), net of tax:
Net change in unrealized gains and losses on pledged available-for-sale securities	(1,917)	(278)	123	666	301
Walker & Dunlop comprehensive income	$45,912	$42,638	$44,166	$42,862	$44,519

Basic earnings per share	$1.53	$1.38	$1.42	$1.36	$1.44
Diluted earnings per share	1.49	1.34	1.39	1.33	1.39
Cash dividends declared per common share	0.36	0.30	0.30	0.30	0.30

Basic weighted average shares outstanding	30,226	29,996	29,987	29,985	29,680
Diluted weighted average shares outstanding	31,160	30,976	30,782	30,744	30,684

First quarter 2020 Earnings Release

SUPPLEMENTAL OPERATING DATA

Unaudited

	Quarterly Trends

(dollars in thousands, except per share data)	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
Transaction Volume:
Components of Debt Financing Volume
Fannie Mae	$4,171,491	$1,692,839	$2,012,291	$2,357,560	$1,982,810
Freddie Mac	997,796	1,526,321	1,747,316	1,532,939	1,573,634
Ginnie Mae - HUD	354,687	197,350	281,249	191,502	178,258
Brokered (1)	3,993,885	3,884,101	3,100,717	1,945,006	1,434,129
Principal Lending and Investing (2)	107,950	532,434	149,800	177,844	75,862
Total Debt Financing Volume	$9,625,809	$7,833,045	$7,291,373	$6,204,851	$5,244,693
Property Sales Volume	1,730,617	1,979,010	1,615,963	1,101,518	696,611
Total Transaction Volume	$11,356,426	$9,812,055	$8,907,336	$7,306,369	$5,941,304

Key Performance Metrics:
Operating margin	26%	27%	28%	28%	30%
Return on equity	19	17	18	18	20
Walker & Dunlop net income	$47,829	$42,916	$44,043	$42,196	$44,218
Adjusted EBITDA (3)	64,129	64,076	54,539	62,609	66,684
Diluted EPS	1.49	1.34	1.39	1.33	1.39

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	38%	45%	44%	42%	38%
Other operating expenses	8	7	9	8	8
Key Revenue Metrics (as a percentage of debt financing volume):
Origination related fees (4)	0.79%	0.93%	0.91%	1.08%	1.11%
Gains attributable to MSRs (4)	0.71	0.65	0.71	0.68	0.79
Gains attributable to MSRs - Agency (5)	1.23	1.40	1.26	1.01	1.10

Other Data:
Market capitalization at period end	$1,250,860	$1,995,236	$1,772,272	$1,636,483	$1,564,461
Closing share price at period end	$40.27	$64.68	$55.93	$53.21	$50.91
Average headcount	837	815	775	735	732

Components of Servicing Portfolio:
Fannie Mae	$41,166,040	$40,049,095	$39,429,007	$38,236,807	$36,835,756
Freddie Mac	32,191,699	32,583,842	32,395,360	31,811,145	31,367,939
Ginnie Mae - HUD	9,750,696	9,972,989	9,998,018	10,066,874	9,986,488
Brokered (6)	11,326,492	10,151,120	9,628,896	9,535,470	9,227,409
Principal Lending and Investing (7)	387,314	468,123	303,218	246,729	274,090
Total Servicing Portfolio	$94,822,241	$93,225,169	$91,754,499	$89,897,025	$87,691,682
Assets under management (8)	2,001,984	1,958,078	1,620,603	1,595,446	1,427,334
Total Managed Portfolio	$96,824,225	$95,183,247	$93,375,102	$91,492,471	$89,119,016

Key Servicing Portfolio Metrics (end of period):
Weighted-average servicing fee rate (bps)	23.3	23.2	23.3	23.4	24.0
Weighted-average remaining term (years)	9.5	9.6	9.6	9.8	9.8

(1)	Brokered transactions for life insurance companies, commercial mortgage backed securities, commercial banks, and other capital sources.
(2)	Includes debt financing volumes from our interim lending platform, our interim lending joint venture, and JCR separate accounts.
(3)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(4)	Excludes the income and debt financing volume from Principal Lending and Investing.
(5)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.
(6)	Brokered loans serviced primarily for life insurance companies.
(7)	Consists of interim loans not managed for our interim loan joint venture.
(8)	Interim loans serviced for our interim loan joint venture and JCR assets under management.

First quarter 2020 Earnings Release

KEY CREDIT METRICS

Unaudited

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2020	2019	2019	2019	2019
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$34,148,159	$33,063,130	$32,291,310	$30,996,641	$29,810,556
Fannie Mae Modified Risk	6,973,167	6,939,349	7,067,397	7,180,234	6,958,339
Freddie Mac Modified Risk	52,706	52,817	52,828	52,938	52,948
Total risk-sharing servicing portfolio	$41,174,032	$40,055,296	$39,411,535	$38,229,813	$36,821,843

Non-risk-sharing servicing portfolio:
Fannie Mae No Risk	$44,715	$46,616	$70,300	$59,932	$66,861
Freddie Mac No Risk	32,138,992	32,531,025	32,342,532	31,758,207	31,314,991
GNMA - HUD No Risk	9,750,696	9,972,989	9,998,018	10,066,874	9,986,488
Brokered	11,326,492	10,151,120	9,628,896	9,535,470	9,227,409
Total non-risk-sharing servicing portfolio	$53,260,895	$52,701,750	$52,039,746	$51,420,483	$50,595,749
Total loans serviced for others	$94,434,927	$92,757,046	$91,451,281	$89,650,296	$87,417,592
Interim loans (full risk) servicing portfolio	387,314	468,123	303,218	246,729	274,090
Total servicing portfolio unpaid principal balance	$94,822,241	$93,225,169	$91,754,499	$89,897,025	$87,691,682

Interim Loan Joint Venture Managed Loans (1)	$802,559	$741,000	$607,769	$574,430	$413,421

At risk servicing portfolio (2)	$37,864,262	$36,699,969	$36,005,403	$34,795,771	$33,438,052
Maximum exposure to at risk portfolio (3)	7,729,120	7,488,985	7,360,037	7,118,314	6,985,874
Defaulted loans	48,481	48,481	20,981	20,981	20,981
Specifically identified at risk loan balances associated with allowance for risk-sharing obligations	48,481	48,481	20,981	20,981	20,981

Defaulted loans as a percentage of the at risk portfolio	0.13%	0.13%	0.06%	0.06%	0.06%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.17	0.03	0.02	0.02	0.02
Allowance for risk-sharing as a percentage of maximum exposure	0.83	0.15	0.10	0.11	0.10

(1)

Consists of $71.1 million as of March 31 2020, $70.5 as of December 31, 2019 and $70.1 million for the remaining periods of loans managed directly for our interim loan joint venture partner and interim loan joint venture managed loans. We indirectly share in a portion of the risk of loss associated with interim loan joint venture managed loans through our 15% equity ownership in the joint venture. We have no exposure to risk of loss for the loans serviced directly for our interim loan joint venture partner. The balance of this line is included as a component of assets under management in the Supplemental Operating Data table.

(2)

At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio. For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(3)

Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

First quarter 2020 Earnings Release

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

	Quarterly Trends

(in thousands)	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$47,829	$42,916	$44,043	$42,196	$44,218
Income tax expense	12,672	15,019	15,246	14,832	12,024
Interest expense on corporate debt	2,860	3,292	3,638	3,777	3,652
Amortization and depreciation	39,762	39,552	37,636	37,381	37,903
Provision (benefit) for credit losses	23,643	4,409	(772)	961	2,675
Net write-offs	—	—	—	—	—
Stock compensation expense	5,363	6,659	5,533	4,733	7,150
Fair value of expected net cash flows from servicing, net (1)	(68,000)	(47,771)	(50,785)	(41,271)	(40,938)
Adjusted EBITDA	$64,129	$64,076	$54,539	$62,609	$66,684

(1)	Represents the fair value of the expected net cash flows from servicing recognized at commitment, net of the expected guaranty obligation.